                                                                   EXHIBIT 10.19

                         GENERAL PURCHASING AGREEMENT

                          BETWEEN CELLCO PARTNERSHIP

                                      AND

                      METAWAVE COMMUNICATIONS CORPORATION



[***] CERTAIN INFORMATION ON THIS PAGE(S) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                               TABLE OF CONTENTS

                                   ARTICLE I

                      TERMS AND CONDITIONS APPLICABLE TO
                             THE ENTIRE AGREEMENT

SECTION     TITLE                                              PAGE
-------     -----                                              ----
            PREAMBLE                                             9
1.          DEFINITIONS                                          9
2.          TERM OF AGREEMENT                                   10
3.          ORDERS                                              10
4.          TERMINATION OF ORDERS                               10
5.          PRICING AND DELIVERY                                11
6.          INVOICES AND PAYMENT                                11
7.          PRICE PROTECTION                                    12
8.          MOST FAVORED CUSTOMER                               13
9.          AUDIT                                               13
10.         TERMINATION                                         13
11.         TRAINING                                            14
12.         MANUALS AND DOCUMENTATION                           14
13.         WARRANTIES                                          15
14.         BENCHMARK TESTING, PRODUCT & SOFTWARE TRIAL         16
15.         FORCE MAJEURE                                       16
16.         TAXES                                               17
17.         NOTICE                                              18
18.         INDEPENDENT CONTRACTORS                             18
19.         INDEMNIFICATION                                     18
20.         INFRINGEMENT                                        19
21.         USE & PROTECTION OF INFORMATION                     20
22.         METAWAVE'S INFORMATION                              21
23.         AVAILABILITY                                        21
24.         LICENSES                                            21
25.         ASSIGNMENT                                          21
26.         SUBCONTRACTING                                      22
27.         PUBLICITY AND ADVERTISING                           22
28.         CHOICE OF LAW                                       22
29.         WAIVER AND ESTOPPEL                                 22
30.         SEVERABILITY                                        22
31.         HEADINGS                                            23
32.         INSURANCE                                           23
33.         RELEASES VOID                                       24

                               ARTICLE I - cont.

                      TERMS AND CONDITIONS APPLICABLE TO
                             THE ENTIRE AGREEMENT


SECTION     TITLE                                              PAGE
-------     -----                                              ----
34.         OCCUPATIONAL SAFETY & HEALTH ACT (OSHA)              24
35.         NON-DISCRIMINATION COMPLIANCE                        24
36.         SUCCESSORS & ASSIGNS                                 24
37.         BAM'S PROPERTY                                       24
38.         LAWS, RULES & REGULATIONS                            24
39.         ATTORNEYS FEES & COSTS                               25
40.         COUNTERPARTS                                         25

                                  ARTICLE II

                             EQUIPMENT ACQUISITION

SECTION     TITLE                                              PAGE
-------     -----                                              ----
1.          SCOPE                                                26
2.          FORM OF ORDER                                        26
3.          SITE PREPARATION                                     26
4.          TRANSPORTATION                                       27
5.          TITLE AND RISK OF LOSS                               27
6.          INSTALLATION AND COMMISSIONING                       27
7.          SELF INSTALLATION                                    28
8.          INSTALLATION, ASSISTANCE & TECHNICAL SUPPORT         28

9.          STANDARD OF PERFORMANCE FOR ACCEPTANCE               29
10.         CABLES AND RELATED ITEMS                             29
11.         ENGINEERING CHANGES                                  29
12.         TRADE - IN                                           29
13.         RELOCATION OF EQUIPMENT                              29
14.         SUPPLIES AND/OR REPLACEMENT PARTS                    30
15.         CONVERSION OF FINANCIAL ARRANGEMENT                  30
16.         TRANSFER OF TITLE TO A THIRD PARTY                   30
17.         NEW EQUIPMENT                                        30
18.         REMOVAL OF EQUIPMENT                                 30

                                  ARTICLE III

                    TERMS AND CONDITIONS APPLICABLE TO THE
                    METAWAVE'S HARDWARE MAINTENANCE PROGRAM


SECTION     TITLE                                              PAGE
-------     -----                                              ----

1.         SCOPE                                                 31
2.         FORM OF ORDER                                         31
3.         AVAILABILITY OF MAINTENANCE AND SPARE PARTS           32
4.         METAWAVE'S RESPONSIBILITIES FOR TYPE 1 EMERGENCY      33
5.         METAWAVE'S RESPONSIBILITIES FOR TYPE 2 EMERGENCY      33
6.         BAM'S RESPONSIBILITIES                                33
7.         ON -SITE MAINTENANCE                                  34
8.         NOTIFICATION AND RESPONSE                             34
9.         MAINTENANCE TERM AND MAINTENANCE CHARGES              34
10.        ENGINEERING COMPLAINTS                                35
11.        ENGINEERING CHANGES                                   35
12.        EQUIPMENT NONPERFORMANCE CREDIT                       35
13.        REMEDIES FOR EQUIPMENT FOR FAILURE TO MEET            36
           OPERATION LEVEL
14.        WARRANTY                                              36
15.        ESCALATION GUIDELINES                                 36
16.        PROCEDURES FOR METAWAVE'S HMP                         36

                                  ARTICLE IV

             TERMS AND CONDITIONS APPLICABLE TO ANY PURCHASE THAT
             INCLUDES LICENSED SOFTWARE AND/OR MAINTENANCE SERVICE


SECTION     TITLE                                              PAGE
-------     -----                                              ----
1.           SCOPE                                               39
2.           DEFINITIONS                                         39
3.           FORM OF ORDER                                       39
4.           LICENSE                                             40
5.           LICENSE TERM                                        41
6.           LICENSE FEE                                         41
7.           SOFTWARE DELIVERY                                   41
8.           RISK OF LOSS                                        42
9.           INSTALLATION                                        42
10.          STANDARD OF PERFORMANCE FOR ACCEPTANCE              42
11.          NEW RELEASES                                        42
12.          SOFTWARE MAINTENANCE                                43
13.          SOFTWARE MAINTENANCE CHARGE                         44
14.          TERMINATION OF MAINTENANCE                          45
15.          OBJECT CODE AND TECHNICAL DOCUMENTATION             45
16.          RELOCATION OF SOFTWARE                              45
17.          ENHANCEMENT OF SERVICES                             45
18.          SOFTWARE EVALUATION                                 46
19.          SOFTWARE VIRUS PROTECTION                           46

                                   ARTICLE V

                               ENTIRE AGREEMENT

SECTION     TITLE                                              PAGE
-------     -----                                              ----

1.          ENTIRE AGREEMENT                                     61
2.          SIGNATURES                                           61


SCHEDULE A  PRODUCT AND RELATED SERVICES - DESCRIPTION AND PRICE LIST

SCHEDULE B  MUTUAL NONDISCLOSURE AGREEMENT

SCHEDULE C  NONDISCRIMINATION COMPLIANCE UNDERTAKING

EXHIBIT 1   COMMISSIONING CERTIFICATE

                                   ARTICLE I

                      TERMS AND CONDITIONS APPLICABLE TO
                             THE ENTIRE AGREEMENT


          THIS GENERAL PURCHASE AGREEMENT is between Cellco Partnership, a Delaware Limited Partnership, doing business as Bell Atlantic Mobile, (hereinafter called "BAM") having an office and place of business at 180 Washington Valley Road, Bedminster, New Jersey 07921, on behalf of itself and its Affiliates and Metawave Communications Corporation, a Delaware Corporation, having its principal office and place of business at 10735 Willows Road NE, Redmond, Washington 98073 (hereinafter called "Metawave").

          WHEREAS, BAM may place Orders for the purchase of Product, Software and/or Related Services from Metawave; and

          WHEREAS, BAM and Metawave each desire that the terms and conditions controlling all such purchases be consistent, uniform, and agreed to by both parties in advance of the placement of any such Orders; and

          WHEREAS, this Agreement is intended to establish consistent and uniform terms and conditions for all purchases that BAM may make from Metawave;

          NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions herein contained, BAM and Metawave agree as follows:

1.        DEFINITIONS

          1.1 "Affiliate" refers to any parent, U.S. subsidiary or successor of BAM, or any partnership, corporation or other entity operating in the U.S. in which BAM, or a parent, subsidiary or successor of BAM, directly or indirectly, owns at least fifty percent (50%) equity interest, or has at least fifty percent (50%) voting control.

          1.2  "Agreement" refers to this General Purchase Agreement.

          1.3 "Commissioning" refers to the procedures described in Metawave's Product system manual to place the Equipment into commercial service at a particular site which is documented by BAM's signature on the Commissioning Certificate attached hereto as Exhibit 1.

          1.4 "Equipment" refers to goods, including software necessary for the operation of the equipment, available from Metawave hereunder.
          1.5 "Order" refers to a written order from BAM for the purchase, lease or license from Metawave of a Product and/or Related Services.

          1.6 "Outstanding Order" refers to an Order for which title/lease/license to the Product and/or license to Software described therein has not passed to BAM or for which any Related Services described therein have not been accepted.

          1.7 "Party" refers to either BAM or Metawave, as the context requires; both BAM and Metawave may be collectively referred to as the "Parties."
          1.8 "Product" refers to the Equipment and Software described on Schedule A hereto.

          1.9 "Related Services" means those services such as installation, technical support, development, maintenance, and training, which Metawave will provide to BAM hereunder. Those Related Services which will be provided by Metawave, and the charges therefore, if any, are set forth on Schedule A.

          1.10 "Software" refers to software purchased by or provided to BAM including (i) computer programs embedded in the Equipment or Product which control and monitor the operation of the Equipment ("Embedded System Software"), as described in Schedule A; and (ii) the PC-based graphical user interface computer program for the Equipment, and all Features, Major Releases, Point Releases, Software Patches (as defined in Article IV), and other updates and modifications to such Software and any documentation in support thereof.

          1.11 "Subcontractor" means any person who or entity which enters into a contract with Metawave but with whom BAM has no contractual relationship, and all employees, agents and representatives of that person or entity.

          1.12 "Worcester Equipment" refers to Product tested by BAM pursuant to the Test Agreement with Metawave dated December 29, 1998 attached hereto as
Exhibit 2.

2.        TERM OF AGREEMENT

          This Agreement shall be effective on ________, 1999 (the "Effective Date"). Unless terminated in accordance with Section 10 of this Article (Termination), this Agreement shall continue in effect for [***] from the Effective Date ( the "Term"), and will be automatically renewed for subsequent one-year terms at each annual anniversary of the "Effective Date" (a "Renewal Term").

3.        ORDERS

          3.1 All Orders made by BAM from Metawave shall be in the form of a BAM purchase order document that contains the items in the Section "Form of Order" located in each Article of this Agreement. Each Order shall reference and be deemed to incorporate the specifications applicable to the Product or Related Services being ordered and any special terms, in addition to those set forth in this Agreement made in writing by Metawave in BAM and accepted by BAM.

          3.2 If notice of rejection of an Order is not received by BAM within [***] days from the date of the Order, such Order shall be deemed to have been accepted by Metawave.

          3.3 Whenever the provisions of an Order conflict with the provisions of this Agreement, the provisions of the Order which are not preprinted as part of a form shall control. Printed provisions on the reverse side of BAM's Orders and all provisions on Metawave's forms whether in Metawave's notice of acceptance, catalogue, invoice, confirmation, or otherwise, shall be deemed deleted and of no force or effect. An Order may be modified only by a written instrument signed by BAM and Metawave.

          3.4 It is expressly understood and agreed that this Agreement is intended solely to establish uniform and consistent terms and conditions for any Orders BAM may choose to place with Metawave on behalf of itself and its Affiliates, that BAM is not obligated to place any Orders with Metawave and that this Agreement does not grant Metawave an exclusive privilege to sell to BAM any or all Products, Software and/or Related Services which BAM may require by contract with other manufacturers and suppliers for the procurement of comparable products, software and/or services. By incorporating the terms and conditions of this Agreement, any Affiliate may order Products from Metawave by issuance of a Purchase Order. BAM shall not be liable for purchases made directly by Affiliates. Affiliates shall be solely liable for compliance with this Agreement. Metawave shall have the right to refuse to do business with and reject Purchase Orders from Affiliates for valid business reasons.

          3.5 BAM assumes no liability for Product produced, processed or shipped in excess of the amount specified in the Order placed with Metawave.

          3.6 If following the completion of the site survey, Metawave reasonably determines that Equipment configuration or the Related Services set forth in the Order must be changed, Metawave shall notify BAM with a written proposal for changes to the purchase Order. Upon receipt, BAM shall have [***] business days to accept or reject the written proposal for changes. If accepted, BAM shall execute a written change Order to reflect the required changes identified by the site survey. If BAM rejects the written proposal for changes, BAM may terminate the purchase Order subject to Section 4 of Article I.

          3.7 The terms and conditions of this Agreement also apply to the Worcester Equipment upon completion of testing. The Test Agreement shall terminate upon completion of testing and this Agreement shall supersede and replace the Test Agreement, including the Survival provisions of section 27 of the Test Agreement.

4.        TERMINATION OF ORDERS

          BAM, prior to delivery, may terminate any Order, or portion thereof. In the event BAM terminates an Order or portion thereof, the following table will determine termination charges for undelivered Product. No termination charge shall apply to Software not delivered or Related Services not performed.

Time of Cancellation Prior to  |  Maximum Termination Charge
Requested Delivery Date        |  (% of Price)

[***]                             [***]
[***]                             [***]
[***]                             [***]

          Before Metawave applies these cancellation charges it will take into consideration Metawave's ability to recommit such Product toward the fulfillment of order(s) from other customers; and Metawave agrees to use every reasonable effort to recommit such equipment.

5.        PRICING AND DELIVERY

          5.1 Upon placement by BAM of an Order, Metawave agrees to sell to BAM those Products and/or Software specified on the Order for the applicable price set forth on Schedule A. The price in Schedule A is exclusive of such taxes as may be applicable pursuant to Section 16 of Article 1 (Taxes).

          5.2 Metawave shall arrange for the delivery, and, if applicable, installation of the Product or Provision of the Related Services on the date(s) specified in the Order. Time is of the essence as to all dates for provision, delivery and installation, unless mutually agreed to by both Parties.

6.        INVOICES AND PAYMENT

          6.1 Invoices shall be sent to the billing address noted on the Order and shall contain a detailed list of charges which shall include, where applicable, type, description, and serial number of Equipment, Software, description of Related Services, basic charge for the Equipment, Software, or Related Service, and other applicable charges. Any taxes, transportation costs or other associated costs billable hereunder are to be stated separately. Applicable sales/use taxes shall be paid to the state in which taxable items are delivered, based on final destination as noted in the Order for each item. If Order requires shipment to multiple states, than each item invoiced must indicate final shipping destination. Metawave shall attach to the invoices a copy of bills of lading and shipping notice showing through routing and weight. Each invoice shall be paid within thirty (30) days of receipt unless it is disputed by BAM.

          For all Orders, Metawave shall render invoices as follows: for Equipment to be installed by Metawave, [***] for Equipment to be installed by BAM, [***] and for Related Services, [***] unless otherwise agreed to by both Parties.

          6.2 The following detailed information is required on each invoice in order to assure prompt remittance:

               (1)  BAM's Order number

               (2)  Metawave's invoice number.

               (3)  Quantity and price of each item shipped.

               (4)  Applicable sales/use tax:

                    i) the value of the taxable Product/Related Service by individual taxing jurisdiction;
                    ii) the sales/use tax for each such Product/Related Service by individual taxing jurisdiction;
                    iii)   the value of nontaxable Product/Related Services; and
                    iv) Metawave's sales/use tax registration number for each applicable taxing jurisdiction.

               (5)  Other charges (if applicable).

               (6)  Final total cost.

               (7)  Contract number.

          6.3 Charges payable by BAM will apply and shall be calculated from the date of acceptance for Equipment or Software and the commencement date for a Service. For any period of less than a calendar month, the charges shall be prorated on the basis of a thirty (30) day month.

7.        PRICE PROTECTION

          Metawave shall not increase the prices for any Equipment, Software and/or Related Services set forth on Schedule A during the Term. During a Renewal Term, if any, Metawave may increase the price of Product, Software and/or Related Service not more than [***] in any annual Renewal Term effective upon sixty (60) days prior written notice and such increased price shall apply only to Orders placed after the effective date of such price increase.

8.        [***]

          For the Term and each Renewal Term of this Agreement, Metawave shall treat BAM [***] Metawave represents that all of the [***] by Metawave hereunder are [***]. If during the Term or any Renewal Term of this Agreement Metawave [***] then:

          (1) Metawave shall, within thirty (30) calendar days after the effective date of such [***]

          (2)  This Agreement and all applicable Orders shall [***]; and

          (3)  [***]

Metawave's compliance with this paragraph shall be subject, at BAM's option, to independent verification in accordance with Section 9 of this Article (Audit).

9.        AUDIT

          Metawave shall prepare and maintain complete, legible, and accurate records relating to this Agreement during the Term and maintain such for two (2) years from the date of termination. BAM shall have the right, through its designated representatives, to examine and audit, at all reasonable times, all such records and such other records and accounts as may, under recognized
accounting practices, contain information bearing   upon this Agreement.

10.       TERMINATION

          This Agreement may be terminated, by written notice only, as follows:

               a. By either Party, at least [***] with such termination being effective as of the end of the Term or Renewal Term. BAM shall have the right to place Purchase Orders up until the effective date of the termination, and termination of this Agreement pursuant to this subsection (a) shall not affect any Outstanding Purchase Order as of the effective date of the termination.

               b. By either Party, in the Event of Default or breach of this Agreement and/or Order by either Party, when the breach or Default has not been cured after thirty (30) day written notice by the non-breaching Party. Any of the following shall be considered an "Event of Default":

                        i)    Either Party is judged bankrupt or insolvent; or
                       ii) Either Party makes a general assignment for the benefit of its creditors; or
                      iii) A trustee or receiver is appointed for either Party or for any of its property; or
                       iv) Any petition by or on behalf of either Party is filed to take advantage of any debtor's act or to reorganize under the bankruptcy or similar laws; or
                        v) Either Party disregards laws, ordinances, rules, regulations or orders of any public authority.

In the event of termination pursuant to this subsection (b), BAM shall have the right, at its option, to confirm in whole or in part any Outstanding Order, in which case Metawave shall be obligated to fulfill the Order to the extent it is confirmed, or to cancel, in whole or in part, any outstanding Order without any liability to BAM. The foregoing right is in addition to, and not in limitation of, any other remedy BAM may have at law or equity.

11.       TRAINING

          11.1 Metawave shall, at Metawave's published rates, provide sufficient training, training materials and technical support to BAM to enable BAM to properly and effectively use the Product. Such training shall be conducted at a site selected by BAM, or at Metawave's offices located in Redmond, Washington, and on dates that are mutually agreed to.

          11.2 Metawave shall provide a training class on site in each BAM MSA where Equipment is installed. Additionally, Metawave shall provide a Refresher course annually at a site selected by BAM. The content of each course shall include, but not be limited to site preparation, installation, remedial maintenance, failure recovery/backup, failure repair techniques, test equipment, diagnostic software use, and full documentation requirements, and may be changed by Metawave when, in its judgment, such change is warranted. Metawave shall provide sufficient personnel to conduct said course and shall furnish, at no additional cost, instructional aids appropriate for each course, including books, pamphlets and diagrams.

          11.3 BAM may reproduce any training materials originated by Metawave for the purpose of training BAM personnel. Any such reproductions shall include any copyright or similar proprietary notices contained in the items being reproduced.

12.       MANUALS AND DOCUMENTATION

          12.1 Metawave shall provide, on or before the installation date for Product and at no additional charge, an updated CD Rom covering the installation, maintenance and operation of the Equipment and Software for every Spotlight ordered. Metawave shall provide all future updates of such CD Rom at Metawave's then published rates.

          12.2 BAM may reproduce any manuals for the purpose of installing, maintaining and operating the Equipment and Software. Any such reproductions shall include copyright or similar proprietary notices contained in the items being reproduced. BAM may purchase additional sets of manuals at Metawave's published rates.

13.       WARRANTIES

          13.1 Metawave at no cost to BAM, warrants to BAM that the Equipment and Software furnished will be free from defects in design (except to the extent designed by BAM), material and workmanship and will conform to and perform in accordance with the specifications and documentation. Metawave also warrants to BAM that Services will be performed in a fully workmanlike manner to BAM's reasonable satisfaction. In addition, if Equipment or Software furnished contains one or more manufacturers' warranties, Metawave hereby assigns such warranties to BAM. All warranties shall survive inspection, acceptance and payment. Equipment or Software not meeting the warranties will, at BAM's option, be repaired, adjusted or replaced by at no cost to BAM.

          13.2 Except as otherwise stated herein, the warranty period for purchased Equipment (other than Linear Power Amplifiers (LPA)), Software or Related Services will be in effect for [***] months after the date of acceptance or execution of the Commissioning Certificate, where applicable. LPAs will be warranted by Third Party Suppliers or Metawave as detailed in Schedule
D. However, such warranty period shall be extended by a period equal to the time during which such Equipment or Software or LPA is not operational as a result of such Equipment or Software or LPA not meeting its warranties. The warranty period for replacement Product shall be the remaining warranty period of the replaced Product or ninety (90) days, whichever is greater.

          13.3 If any breach of warranty occurs with respect to Equipment or Software and if such breach has not been corrected within a reasonable time (not to exceed thirty (30) days from BAM notice to Metawave of the breach) or if two
(2) or more such breaches of warranty occur within any thirty (30) day period, BAM may cancel any Outstanding Orders covering such defective Equipment or Software and any other Outstanding Orders for Equipment or Software affected by such breach. In the event a breach occurs during the warranty period on accepted Equipment or Software, and Metawave is unable to correct such breach through the procedures set forth in Articles III and IV within [***] days from BAM notice to Metawave of the breach, Metawave shall promptly remove such defective portion of Equipment or Software and refund to BAM all monies previously paid to Metawave for such defective portion of Equipment or Software affected by the uncorrected breach.

          13.4 Metawave warrants that BAM shall acquire good and clear title to any Product purchased hereunder, free and clear of all liens and encumbrances and with respect to Software which is licensed, Metawave warrants BAM shall acquire all rights and interests to use such Software.

          13.5 Metawave represents and warrants to BAM that at the time of delivery, all Products and Software delivered hereunder shall be "CALEA Compliant," meaning that they shall not adversely affect BAM's ability to comply with the provisions of Pub L. 103-414, Title 1, October 25, 1994, 108 Stat 4279 as it may be amended from time to time as well as any regulations or industry standards implementing the provisions of the law.

          13.6 Repair or replacement of Equipment under warranty, shall be performed by Metawave within a period not to exceed [***] business days, from the date Metawave receives the defective Equipment from BAM. Repair or replacement of Equipment outside the warranty period, shall be performed by Metawave within a period not to exceed [***] business days from the date Metawave receives the defective Equipment from BAM.

          13.7 In the event that the quantity of Equipment returned for repair or replacement is greater than thirty (30) units at any one time, Metawave and BAM shall agree upon a repair schedule.

          13.8 This warranty does not apply to any claim which arises out of any of the following: (i) the Equipment has been subject to unreasonable misuse, neglect, damage by BAM or a third party; (ii) only in the event the installation was provided by someone other than Metawave and the Equipment has not been installed or optimized according to Metawave's guidelines, or parts have been used in the Equipment which caused damage to the Equipment; (iii) the Equipment is not maintained pursuant to Metawave's Maintenance Procedures only in the event the maintenance was provided by someone other than Metawave; (iv) in the event of Force Majeure has occurred; and (v) the Equipment is non-performing as a result of the failure of third party equipment or services including but not limited to antennas, antenna lines or interconnection facilities not provided by Metawave at the site.

          13.9 THE WARRANTIES IN THIS AGREEMENT ARE GIVEN IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED WHICH ARE SPECIFICALLY EXCLUDED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

14.       BENCHMARK TESTING, PRODUCT AND SOFTWARE TRIAL

          14.1 Upon BAM's request, and subject to availability, Metawave shall, before BAM places an Order, demonstrate any additional functional capabilities of Equipment and Software at agreed times and places. The result of this demonstration or benchmark test may, at BAM's option, be incorporated into the Order.

          14.2 Upon BAM's request, and subject to availability, Metawave shall, at no additional charge, provide BAM with the use of products similar to Equipment and Software ordered by BAM, but not yet installed, for purposes of program testing, conversion, compiling and other activities if Metawave normally provides similar use of such products to its other customers.

          14.3 Metawave and BAM may agree to an Equipment and Software trial(s) to demonstrate additional functionality which shall be governed by the following provisions:

                (1) Metawave shall bear all expenses related to the trial of the Equipment and Software, including the cost of transportation, installation, deinstallation, modification, repair, maintenance, packing, and unpacking, unless otherwise agreed to by the Parties.

               (2) The trial period will begin the day following BAM's receipt of Metawave's notice that all Equipment and Software subject to the trial have been installed and are ready for testing. The trial will continue for the period agreed to by Metawave and BAM.

               (3) At the end of the trial period, BAM shall notify Metawave whether or not BAM will order the trialed Equipment and Software. For any Equipment and Software not ordered by BAM, Metawave shall remove such Equipment or Software within seven (7) days after Metawave's receipt of the notice, and BAM will promptly return any Software to Metawave.

               (4) If, during the trial, BAM decides the trial Equipment and Software are not performing satisfactorily, BAM may request the Metawave remove the Equipment and Software and Metawave shall comply with this request within seven (7) days after receipt; or BAM may permit Metawave to repair or modify the Equipment and Software so they perform in a manner satisfactory to BAM. The trial period may be extended for this purpose. No repair or modification under this paragraph shall obligate BAM to order the Equipment and Software.

15.       FORCE MAJEURE

          Neither BAM nor Metawave shall be liable or deemed in default for any delay or failure in performance of an Order or any part of this Agreement to the extent that such delay or failure is caused by accident, fire, industry-wide strike, embargo, act of the government, war or national emergency requirement, act of God, or act of the public enemy ("Force Majeure Conditions").

If any Force Majeure Condition occurs, the Party delayed or unable to perform shall promptly give notice to the other Party. The Party affected by the other Party's delay or inability to perform may elect to:

          (1) Terminate the Order or part thereof as to Product or Related Services not already received; or

          (2) Suspend the Order for the duration of the Force Majeure Condition, and resume performance once the Force Majeure Condition ceases.

          Until notice is given otherwise, option (2) shall be deemed selected.

16.       TAXES

          16.1 Metawave shall bear the cost of all taxes, including but not limited to gross receipt taxes, imposed upon Metawave. Metawave shall be responsible to invoice BAM and remit to the appropriate government authorities all applicable sales and use taxes imposed by law. BAM shall be responsible to reimburse Metawave for applicable sales and use taxes billed and remitted as required hereunder.

          16.2 Metawave shall provide to BAM a sales and use tax registration number for each state in which Related Services are performed or that is the final destination, as set forth on the Order, of Product provided under this Agreement. The registration number for each applicable state will be added to every invoice issued by Metawave to BAM hereunder. Metawave shall remit the sales/use tax to the state of final destination of Product, or the state in which the Related Services are performed. Metawave shall notify BAM of any state for which Metawave does not bill and remit sales/use taxes because Metawave does not have nexus with that state.

          16.3 If any of the Related Services include contractor services, Metawave shall comply with any applicable state's resident and non-resident contractor laws. Metawave will be responsible for its subcontractors compliance with such laws. Metawave shall provide BAM with documentation of such compliance (including subcontractor documentation), which, at minimum, shall include a copy of the non-resident compliance certificate issued by each applicable state.

          16.4 Each invoice issued by Metawave hereunder shall separately set forth; (i) the value of the taxable Product/Related Service by individual taxing jurisdiction, (ii) the sales/use tax for each such Product/Related Service by individual taxing jurisdiction, and (iii) the value of nontaxable
Product/Related Services.

          16.5 Metawave agrees to pay, and hold BAM harmless from and against, any penalty, interest, tax or other charge that may be levied or assessed as a result of the delay or failure of Metawave for any reason to pay any tax or file any return or information required by law, rule or regulation or by contract. If BAM believes that Metawave has failed to comply with any of the terms of this
Section 16, BAM shall discuss such failure with Metawave, and upon the presentation of evidence that such failure has in fact occurred, BAM may withhold up to ten percent (10%) of any invoice affected by such noncompliance.

17.       NOTICE

          All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given when either personally served or mailed by certified, registered mail, return receipt requested, or delivered by a reputable overnight delivery service, or by facsimile transmission confirmed by another form of delivery within one (1) business day, to:


BAM:       Bell Atlantic Mobile             Copy to:  Bell Atlantic Mobile
           180 Washington Valley Road                 General Counsel
           Bedminster, New Jersey 07921               180 Washington Valley Rd.
           Attention:  Senior RF Engineer             Bedminster, NJ 07921

Metawave:  Metawave                         Copy to:  Metawave
           10735 Willows Road NE                      General Counsel
           Redmond, Washington 98073                  10735 Willows Road NE
           Attention: V.P. of Sales & Marketing       Redmond, WA 98073

          If either Party changes its address during the term hereof, it shall so advise the other Party in writing, and all notices thereafter required to be given shall be sent to such new address.

18.       INDEPENDENT CONTRACTORS

          Neither Metawave nor its officers and directors and its associated personnel and employees shall be deemed to be employees or agents of BAM, it being understood that Metawave is an independent contractor for all purposes and at all times. Metawave shall be solely responsible for the safety and supervision of its employees as well as for the withholding or payment of all federal, state and local personal income taxes, social security, unemployment and sickness disability insurance and other payroll taxes with respect to its employees, including contributions from them as required by law.

19.       INDEMNIFICATION

          19.1 Metawave shall defend, indemnify, and hold harmless BAM, its parents, subsidiaries and affiliates and their directors, officers, agents and employees from any and all liabilities, claims or demands whatsoever, (including the costs, expenses and reasonable attorney's fees incurred on account thereof) that may be made: (i) by any person, specifically including, but not limited to, Metawave, its agents or subcontractors, for injuries including bodily injury (including death to persons) or damage to property (including theft) occasioned by or alleged to have been occasioned by the acts or omissions of the Metawave its agents or subcontractors whether negligent or otherwise; or (ii) by persons furnished by Metawave or any subcontractors under Worker's Compensation or similar acts, except to the extent such liability, claim, or demand arises in whole or in part from the negligence or willful misconduct of BAM, its agents or employees.

          19.2 Metawave shall defend BAM against any such liability, claim or demand and control the litigation, settlement and defense thereof. The foregoing indemnification shall apply whether the death, injury or property damage is caused by the sole acts or omissions of Metawave or by the concurrent acts or omissions of BAM or Metawave hereunder, except Metawave shall not be responsible for that portion of any liability, claim or demand to the extent that it arises from the negligence or willful misconduct of BAM, its employees or agents BAM agrees to notify Metawave promptly of any written claim or demands against BAM for which Metawave is responsible hereunder.

          19.3 The supplied Equipment, Hardware, Software, Product and Related Services provided hereunder (i) shall perform on and after January 1, 2000 in as good a manner as before such date, and (ii) shall at all times manage, manipulate and report data involving dates (including the year 2000, dates before and after the year 2000, and single-century and multi-century formulas) without generating incorrect values or dates or causing an abnormally-ending scenario within an application. Metawave shall provide BAM with evidence of successful completion of laboratory testing, that the supplied Equipment, Hardware, Software, Product and Related Services provided hereunder properly performs all internal and external time and date processing. Such certification shall be provided no later than thirty (30) days after the execution of this Agreement. In addition, Metawave agrees to cooperate with BAM in conducting Year 2000 interoperability tests to ensure that the supplied Equipment, Hardware, Software, Product and Related Services do not adversely affect the operation, output, functionality or other elements of BAM's operation. Further, Metawave agrees to cooperate with BAM in providing information to third parties, such as customers, regulatory bodies, and auditors, regarding Metawave's Year 2000 compliance as it relates to the supplied Equipment, Hardware, Software, Product and Related Services. Metawave shall indemnify BAM and for any loss, cost, or damages (including attorney's fees) sustained because of Metawave's Year 2000 noncompliance.

20.       INFRINGEMENT

          20.1 The following terms apply to any infringement, suit for or claim or allegation of infringement of any United States patent, trademark, copyright, trade secret or other proprietary interest (collectively referred to as "IP Claim") based on the manufacture, use, sale, resale, or importation into the United States of any Equipment, Software, Related Service, documentation or other item furnished to BAM under or in contemplation of this Agreement. Metawave shall indemnify and hold harmless BAM and any of its affiliates, customers, officers, directors, employees, assigns and successors for any loss, damage, expense, cost (including, but not limited to, any attorney's fees incurred in the enforcement of this indemnity) or liability that may result by reason of any such IP Claim, and Metawave shall defend or settle, at its own expense, any such IP Claim against BAM.

          20.2 BAM shall provide Metawave with prompt written notice of any IP Claim that identifies Equipment, Software or Related Service provided to BAM hereunder and tender to Metawave control of any such action or settlement negotiations to the extent covered by the indemnification provided herein. Metawave shall keep BAM advised of the status of any such IP Claim and of its defense and/or negotiation efforts and shall afford BAM reasonable opportunity to review and comment on significant actions planned to be taken by Metawave on behalf of BAM. If any such IP Claim involves other vendors of BAM, Metawave shall cooperate as reasonably necessary to effectively defend BAM. BAM shall, at Metawave's expense, reasonably cooperate with Metawave in the defense of BAM.

          20.3 If the use, manufacture, sale, or importation in the United States of any Equipment, Software, or Related Service furnished hereunder becomes subject to an IP Claim, Metawave shall, at BAM's option and at no expense to BAM, (i) by license or other release from claim of infringement obtain for BAM and BAM's customers the right to make, use, sell and/or import into the United States the Product, Software or Related Service, as appropriate; or (ii) substitute an equivalent non-infringing Product, Software or Related Service reasonably acceptable to BAM, which meets the specifications for the Product, Software or Related Service, and extend this indemnity thereto; or
(iii) modify such Product, Software, or Related Service to make it non-infringing but continue to meet the specifications therefore, and extend this indemnity thereto.

          20.4 Metawave shall have no obligation to BAM with respect to any claim of patent or copyright infringement which is based upon (i) adherence to specifications, designs, or instructions furnished by BAM, unless such specifications, designs, or instructions are incorporated into Product made generally available to Metawave's customers, (ii) the combination, operation or use of any Equipment supplied hereunder with products, software, or data with which the Equipment is not intended to be used or for which the Equipment is not designed, unless at Metawave's direction, (iii) the alteration of the Equipment or modification of any Software made by any party other than Metawave, unless at Metawave's direction, or (iv) BAM's use of a superseded or altered release of some or all of the Software if infringement would be avoided by the use of a subsequent, unaltered release of the Software that is provided to BAM by Metawave.

21.       USE AND PROTECTION OF INFORMATION

          The "Non-Disclosure Agreement" executed by the parties on April 23, 1997 as amended is attached hereto as Schedule B. If in the course of performance of this Agreement Metawave needs to disclose BAM Confidential Information to a subcontractor or agent, the agent/contractor shall be provided a copy of the executed "Non-Disclosure Agreement" and shall execute an "Acknowledgement" in the form attached to the "Non-Disclosure Agreement" as Exhibit B of Schedule B.


22.       METAWAVE'S INFORMATION

          No specifications, drawings, sketches, models, samples, tools, computer programs, technical information, business information, or data, other than that specified in Section 21 of this Article, written, oral or otherwise, furnished by Metawave to BAM hereunder or in contemplation hereof shall be considered by BAM to be confidential or proprietary unless so agreed to by BAM in writing at the time an Order is placed.

23.       AVAILABILITY

          The Equipment and Software listed on Schedule A shall be available for purchase by BAM from Metawave for as long as this General Purchase Agreement is in effect. During the term of this Agreement, Metawave shall notify BAM in writing if any of the Equipment is to be materially changed technically which affects the form, fit or function of the Equipment or of any plans to suspend or close down manufacturing of the Equipment, in order for BAM to place consolidated Orders for its future demands. BAM shall be entitled to place Orders for the Equipment within six (6) months of such notice, for delivery within six (6) months of the date of such an Order. Metawave shall provide out-of-warranty repair parts and services at Metawave's then current prices for each Equipment for a minimum of five (5) years after the date of termination or expiration of this Agreement for each Product as then supplied. .

24.       RIGHTS IN INFORMATION

          If BAM has contracted with and is paying Metawave for engineering development pursuant to paragraph 11.3 of Article II and III of this Agreement, then Metawave agrees that if any inventions, discoveries or improvements relating solely to BAM peripheral equipment and infrastructure, are conceived, first reduced to practice, made or developed, in the course of, or as a result of, or in the preparation for, the performance of services by Metawave and its employees, contractors, agents and subcontractors and their employees, contractors and agents under this Agreement, Metawave hereby does assign and will assign to BAM all right, title and interest in and to such inventions, discoveries and improvements and any patents, copyrights or other forms of legal protection that may be granted thereon in any country.

25.       LICENSES

          No licenses, express or implied, under any patents, trademarks or copyright are granted by BAM to Metawave. No licenses, express or implied, under any patents, trademarks or copyright are granted by Metawave to BAM except for Software licenses contained in Article IV.

26.       ASSIGNMENT

          26.1 Any assignment of the work to be performed, in whole or in part, or of any other interest hereunder by Metawave without the prior written consent of BAM, except an assignment confined solely to monies due or to become due, shall be void. It is expressly agreed that any such assignment of monies shall be void to the extent that it attempts to impose upon BAM obligations to the assignee additional to the payment of such monies, or to preclude BAM from dealing solely and directly with Metawave in all matters pertaining hereto, including the negotiation of amendments or settlements of amounts due. BAM, upon five (5) days prior written notice to Metawave, may assign all its rights, duties and obligations under this Agreement to an affiliate or affiliates of BAM or to a partnership or partnerships to which BAM or its affiliate has an ownership interest.

          26.2 BAM shall not (i) assign, sublicense or otherwise transfer the Software license set forth in Article IV, to any third party without the prior consent of the Metawave, except as permitted in Section 25.1, (ii) purchase the Equipment solely for the purpose of reselling or distributing it to a third party (third party does not include BAM's affiliates); or (iii) permit its directors, officers, employees, agents or any other third person to reverse engineer the Equipment or the Software.

27.       SUBCONTRACTING

          Metawave shall not, without BAM's prior written approval, subcontract any portion of the work to be performed on BAM property hereunder, except for the purchase of standard commercial supplies and materials.

28.       PUBLICITY AND ADVERTISING

          Metawave shall submit to BAM all advertising, sales promotion, press releases and other publicity matters relating to the Equipment or Software furnished or the Related Services performed by Metawave under this Agreement wherein BAM's name, marks or the name or mark of any Bell Atlantic Company is mentioned or language from which the connection of said names or marks therewith may be inferred or implied. Metawave shall not publish or use such advertising, sales promotion, press releases, or publicity matters without BAM's prior written approval. Metawave shall post no signs at any site at which Equipment or Software is being installed or serviced except those required by local, state or federal law.

29.       CHOICE OF LAW

          This Agreement shall be governed by the laws of the State of New York without reference to its conflicts of law provisions and the Software shall have the definition of goods under the U.C.C. The exclusive jurisdiction for any legal proceeding regarding this Agreement shall be the state or federal courts in New York and the Parties expressly submit to the jurisdiction of said courts.


30.       WAIVER AND ESTOPPEL

          Either Party's failure at any time to enforce any of the provisions of this Agreement or any right with respect thereto, or to exercise any option herein provided, will in no way be construed to be a waiver of such provisions, rights, or options or in any way to affect the validity or enforcement of this Agreement. The exercise by either Party of any right or options under the terms or covenants herein shall not preclude or prejudice the exercising thereafter of the same or any other right under this Agreement.

31.       SEVERABILITY

          If any provision or portion of a provision of this Agreement is invalid under applicable statute or rule of law, it is only to that extent to be deemed omitted, and such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision(s) had never been contained herein.

32.       HEADINGS

          The headings in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein.

33.       INSURANCE

          33.1 Metawave shall maintain, during each Term and Renewal Term of this Agreement, at its own expense, the following insurance:

                a. Worker's Compensation insurance as prescribed by the law of the state in which the work is performed;

                b. Employer's liability insurance with limits of at least $1,000,000 each occurrence:

                c. Comprehensive general liability insurance (including products liability insurance) and, if the use of automobiles is required, comprehensive automobile liability insurance, each with limits of at least $1,000,000 for bodily injury, including death, to any one person, and $1,000,000 on account of any occurrence, and $1,000,000 for each occurrence of property damage; and

                d. Excess liability insurance with a combined single limit of $5,000,000.

          33.2 The insuring carriers and the form of the insurance policies shall be subject to approval by BAM. BAM shall be named as an additional insured on all such policies. Metawave shall furnish to BAM certificates of such insurance within ten (10) days of the execution of this Agreement. The certificates shall provide that ten (10) days prior written notice of cancellation or material change of the insurance to which the certificates relate shall be given to BAM. The fulfillment of the obligations hereunder in no way modify Metawave's obligations to indemnify BAM.

          33.3 Metawave shall also require Metawave's subcontractors, if any, who may enter upon BAM's premises to maintain similar insurance and to agree to furnish BAM, if requested, certificates or adequate proof of such insurance. Certificates furnished by Metawave's subcontractors shall contain a clause stating that BAM is to be notified in writing at least ten (10) days prior to cancellation of, or any material change in, the policy.

          33.4 BAM may reasonably require Metawave at any time, and from time to time, subject to Metawave's ability to obtain such additional insurance, to obtain and maintain in force additional insurance with coverage or limits in addition to those above described. However, the additional premium costs of any such additional insurance required by BAM shall be borne by BAM, and Metawave shall arrange to have such costs billed separately and directly to BAM by the insuring carrier(s). BAM shall be authorized by the Metawave to confer directly with the agent or agents of the insuring carrier(s) concerning the extent and limits of Metawave's insurance coverage in order to assure the sufficiency thereof.

34.       RELEASES VOID

          Neither Party shall require waivers or releases of any personal rights from representatives or customers of the other in connection with visits to its premises and both Parties agree that such releases or waivers shall not be pleaded by them or by third persons in any action or proceeding.

35.       OCCUPATIONAL SAFETY AND HEALTH ACT (OSHA)

          Metawave shall be responsible for the safety of its work and shall maintain all lights, guards, signs, temporary passages, and any other necessary protection and precautions for that purpose. Metawave and its Subcontractors shall give access to the authorized representatives of the Secretary of Labor or any state or local official for the purpose of inspecting or investigating or carrying out of any of the duties under the Occupational Safety and Health Act of 1970, and any amendments thereto, or any applicable state, or local laws, rules, or regulations affecting safety and health. Metawave shall be responsible for any violation by it or its subcontractors of any safety or health standards issued thereunder, shall immediately remedy any citation giving rise to such violations, and Metawave shall defend, indemnify, and hold harmless BAM from any penalty, fine or liability in connection therewith.

36.       NON-DISCRIMINATION COMPLIANCE

          The applicable provisions in Schedule C, entitled "Non-Discrimination Compliance Agreement" shall form a part of this Agreement and any amendments thereto.

37.       SUCCESSORS AND ASSIGNS

          This Agreement shall inure to the benefit of, and shall be binding upon the Parties hereto and their respective successors and permitted assigns.

38.       BAM'S PROPERTY

          38.1 Title to all property owned by BAM and furnished to Metawave shall remain in BAM.

          38.2 Any property to which BAM has title and which is in Metawave's possession or control shall be used only in the performance of this Agreement unless authorized in writing by BAM. Metawave shall adequately protect such property, and shall deliver or return it to BAM or otherwise dispose of it as directed by BAM.

39.       LAWS, RULES AND REGULATIONS

          39.1 Metawave shall comply, at its own expense, with the applicable provisions of the EEO, Fair Labor Standards Act of 1938, as amended, The Occupational Safety and Health Act, and all other applicable federal, state and local laws, ordinances, regulations and codes including identification and procurement of required permits, certificates, approvals and inspections in performance under this Agreement.

          39.2 The employee and agents of each Party shall, while on the premises of the other, comply with all governmental rules and regulations in effect at such premises, including security requirements. Metawave's right of entry shall be subject to applicable governmental security laws.

          39.3 Both Parties agrees to indemnify and hold the other Party harmless for any loss or damage that may be sustained by reason of any failure to comply with this Section 39.

40.       ATTORNEYS' FEES AND COSTS

          In the event that this Agreement or any Order is breached by Metawave, then, in addition to all other rights and remedies BAM may have, at equity and in law, Metawave shall be liable for BAM's reasonable attorneys' fees and costs incurred in collecting any sums that are due and owing under this Agreement or in taking any legal action that is necessary in order to enforce the terms and conditions of this Agreement.

41.       COUNTERPARTS
          This Agreement may be executed in counterparts, all of which shall be considered an original and together they shall constitute one (1) agreement.

                                  ARTICLE II

                      TERMS AND CONDITIONS APPLICABLE TO
                             EQUIPMENT ACQUISITION

1.        SCOPE

          Metawave shall provide to BAM the Equipment and Related Services as described in the Orders BAM may from time to time place hereunder.

2.        FORM OF ORDER
          Each Order for Equipment and Related Services shall contain the following:

          (1)  Date of Order and Order Number;

          (2)  The incorporation by reference of this Agreement:

          (3) The incorporation by reference of specifications which differ from those in published guides;

          (4) A detailed list of the Equipment or Related Services that are required. Such list is to include where applicable quantities, model numbers, features, descriptions, specifications, prices, charges, purchase option credits, and discounts. The last will indicate which equipment is purchased and which is leased;

          (5)  The billing and delivery addresses;

          (6) The required dates for delivery and installation of Equipment or Related Services;

          (7) The name and telephone number of the BAM person to contact regarding delivery and the coordination of other activities; and

          (8) Any other special terms and conditions that are not provided for elsewhere in the Order or this Agreement.

3.        SITE PREPARATION

          3.1 Metawave shall promptly perform a site survey and shall promptly furnish to BAM site preparation specifications in such detail as to ensure that the Equipment to be installed shall operate efficiently from an environmental point of view. BAM shall prepare the site at its own expense and in accordance with the site specifications. Metawave shall reimburse BAM for any site preparation expenses needlessly incurred because of inaccurate site preparation specifications, or because the site was prepared for Equipment which was returned for failure to conform to the provisions of this Agreement.

          3.2 The following items are not included in the prices shown on Schedule A and are the responsibility of BAM: [***]

          3.3 BAM shall use reasonable efforts to provide safe and secure access to the sites for Metawave's employees during the performance of Services. BAM shall make each site available to Metawave during a mutually agreed upon period of time.

          3.4 If performance of Services by Metawave is delayed for reasons beyond the control of Metawave, or if additional Services are required by BAM, the prices for Services shown herein may be adjusted accordingly upon mutual written consent of the parties.

          3.5 Performance of the Services set forth herein is dependent on BAM and/or Metawave obtaining any and all necessary licenses, permits and governmental approvals required to perform the Service. Metawave shall be held liable for any non-performance due to delays in obtaining any of the above documentation and/or approvals which are the responsibility of BAM.

4.        TRANSPORTATION

          4.1 Metawave shall deliver the Equipment complete and in accordance with BAM instructions, if any, with transportation charges prepaid by Metawave. Metawave shall deliver the Equipment in sufficient time to meet the required installation date. BAM may delay the delivery of the Equipment by giving the Metawave notice prior to shipment.

          4.2 Metawave shall, at no additional charge, properly pack the Equipment in connection with the shipment of such Equipment to the delivery location and in connection with the removal of such Equipment, if such Equipment is returned to Metawave pursuant to this Agreement.

          4.3 Unless BAM provides special shipping instructions, transportation charges shall not exceed the cost of shipment via surface common carrier between the delivery location and Metawave's facility. BAM shall reimburse Metawave for such transportation charges for the shipment of the Equipment to the delivery location. BAM shall reimburse Metawave for rigging and drayage costs incurred at the delivery location.

          4.4 If Metawave removes or replaces any Equipment because such Equipment is non-conforming with the provisions of this Agreement, Metawave shall bear all transportation charges including rigging and drayage costs. If BAM has already paid Metawave for such charges, Metawave shall promptly refund such payment.

          4.5 Metawave shall be responsible for dealing with carriers to ensure delivery of shipments, locating missing or late shipments, resolving billing for transportation charges, and submitting and resolving all claims arising from loss of or damage to such shipments.

          4.6 Claims for transportation damage shall be filed and processed by Metawave. Without cost to BAM, and at BAM's option, damaged Product, Software shall be promptly repaired to the satisfaction of BAM or replaced, with all replacement parts to be handled on an expedited shipping basis.

5.        TITLE AND RISK OF LOSS

          On all Orders for Equipment title shall vest in BAM and risk of loss pass to BAM only when Equipment has been delivered at the F.O.B. point of destination.

6.        INSTALLATION AND COMMISSIONING

          6.1 Metawave shall install the Equipment, perform its standard test procedures and prepare the Equipment for Commissioning, all on or before the ordered Commissioning date and Metawave shall certify to BAM that such Equipment is ready for the Commissioning. There shall be no installation or Commissioning charges associated with any Equipment except those charges that are listed in the Order. Metawave shall remove and dispose of all packing materials and other surplus materials upon completion of the installation.

          6.2 No Equipment shall be deemed to be installed until all Equipment and all Software required by the Order has been installed. However, the Parties may agree that Commissioning can be certified on a site by site basis.

          6.3 If Metawave fails to complete such Commissioning and deliver to BAM its certification of Commissioning on or before the ordered Commissioning date, BAM may either cancel the Order or extend such ordered Commissioning date to a subsequent date. If BAM elects to extend the ordered Commissioning date, the Parties agree that BAM will be damaged in an amount which will be difficult to determine with certainty. Therefore, Metawave agrees to pay BAM as a late Commissioning-charge, and not as a penalty, an amount equal to one percent (1%) of the purchase price for each week or part thereof of delay occurring after the ordered Commissioning date originally specified on the Order until either the Commissioning date or the date on which BAM cancels the Order, whichever first occurs. Such late Commissioning-charge shall not accrue beyond twelve (12) weeks of delay and shall take the form of a credit against the purchase price of the Equipment in favor of BAM.

          6.4 The foregoing not withstanding, in the event that construction delays or other causes not covered by Section 15 of Article I (Force Majeure) and not within the reasonable control of Metawave, force postponement of the installation of a Product, the Product, shall be stored until installation can be resumed. Transfer and storage charges incurred shall be paid by BAM. Labor costs for loading and unloading shall be based upon an hourly rate to be determined by agreement between BAM and Metawave. The cost of special services, such as design, warehousing, inventory, etc., shall be negotiated between BAM and Metawave prior to placement of the Order.

7.        SELF INSTALLATION

          7.1 BAM may, at its option, install the Equipment. Such election shall be stated in the Order or anytime prior to delivery. If BAM so elects to install the Equipment, Metawave shall, if requested by BAM, provide services relating to installing, Commissioning, and optimizing, at a mutually agreed upon rate.


          7.2 If BAM elects to install the Equipment and Metawave fails to deliver the Equipment by the ordered delivery date, Metawave shall be subject to a late delivery charge in the form of a credit against the purchase price of the Equipment as provided for in Section 6 of this Article (Installation and Commissioning), except that the calculation of damages will be based on the delay occurring after the ordered delivery date until the actual delivery date rather than after the ordered Commissioning date. In addition, BAM may cancel the Order.

8.        INSTALLATION, ASSISTANCE AND TECHNICAL SUPPORT

          8.1 At the reasonable request of BAM, Metawave shall promptly make available at the installation site a field engineer to render installation assistance as required by BAM. Such service shall be as referenced in
Section 7.

          8.2 Metawave shall provide BAM with ongoing technical support, including, field service and assistance. During the Warranty period, such technical support shall be provided without charge to BAM, unless otherwise specified in Schedule A. The availability or performance of this technical support service shall not be construed as altering or affecting Metawave's warranties or any other obligation of Metawave under this Agreement.

9.        CABLES AND RELATED ITEMS

          An Order shall be deemed to include all items necessary for the proper operation of the Equipment as ordered by BAM, provided by Metawave, and includes any other components or materials necessary to enable the operation of the Equipment in accordance with the specifications.

10.       ENGINEERING CHANGES

          10.1 If any engineering change(s) is generally adopted by Metawave affecting the Products hereunder, BAM will be notified of such engineering change(s). Engineering changes which are (i) generally made available by Metawave to customers on the same Equipment provided hereunder and (ii) are intended to correct defects in the Equipment, shall, with the consent of BAM, be made by Metawave to the Equipment at no charge. The administration and installation of engineering changes shall be accomplished by Metawave, unless otherwise agreed to by the Parties.

          10.2 Engineering changes which correct a safety defect shall be made as soon as possible at no charge. Metawave shall notify BAM of any such safety defect and recommended interim safety measure to be taken.

          10.3 Any change occurring in BAM peripheral equipment and infrastructure which affect the form, fit or function of the supplied Equipment (e.g. engineering changes or adjustment to Products that may be required by BAM) shall be addressed by the Metawave within thirty (30) days following written notification by BAM. Depending on the nature and scope of such change, Metawave will advise BAM of lead-time and any costs, if necessary, to provide engineering changes.

[***]

12.       RELOCATION OF EQUIPMENT

          BAM may move Equipment from one location to another. At BAM's request, Metawave shall arrange for and supervise the dismantling, packing and moving of any purchased Equipment and shall inspect and reinstall such Equipment at the new location. In addition, Metawave shall specify to BAM, prior to any move, which of the existing cables and ancillary equipment associated with the Equipment to be moved are reusable at the new site. BAM shall pay Metawave for such Related Services at Metawave's published rates.

13.       SUPPLIES AND/OR REPLACEMENT PARTS

          Metawave shall provide BAM with specifications for all supplies or replacement parts which are used or required to operate any Equipment. The relevant supplies shall be available from Metawave upon BAM request for a minimum of [***] years following the acquisition of the Equipment.

14.       CONVERSION OF FINANCIAL ARRANGEMENT

          BAM may elect to convert any part or all of an Order for purchase Equipment, any time prior to shipment to a third party lease, or, subject to availability by Metawave, to any of Metawave's purchase, installment sale, lease, rental plan, or other marketing pricing policy and may do so with no liability.

15.       TRANSFER OF TITLE TO A THIRD PARTY

          In connection with the financing of Equipment, BAM may request Metawave to pass title to the Equipment directly to an assignee designated by BAM. If BAM requests, Metawave shall execute a bill of sale conveying title to the Equipment to the assignee. In such event, the assignee shall succeed to all of BAM's rights under the Order with respect to the Equipment, although BAM shall continue to exercise such rights on behalf of the assignee until Metawave is otherwise notified. Notwithstanding the foregoing, BAM guarantees payment of the purchase price for the Equipment to Metawave. The right of BAM to request Metawave to pass title to the Equipment to the assignee shall include the right to sublicense any licensed Software relating to the Equipment without the payment of any additional license fees to Metawave.

16.       NEW EQUIPMENT

          Metawave warrants that the Equipment shall be new and of original manufacture in the United States.

17.       REMOVAL OF EQUIPMENT

          17.1 Promptly after the cancellation of an Order, pursuant to this Agreement Metawave shall, at its expense, pack and remove the Equipment affected thereby. In addition, Metawave shall make all necessary transportation arrangements to ship the Equipment away from BAM premises.

          17.2 If Metawave for any reason does not remove the Equipment within ten (10) days after the cancellation of an Order or the termination of a lease, BAM may, at Metawave's expense and risk, arrange to have the Equipment packed and shipped to Metawave. In such event, Metawave shall promptly, after receipt of BAM invoices, reimburse BAM for any costs which may thereby be incurred.

                                  ARTICLE III

          TERMS AND CONDITIONS APPLICABLE TO THE METAWAVE'S HARDWARE
                              MAINTENANCE PROGRAM


1.        SCOPE

          1.1 Metawave shall provide to BAM Metawave's Hardware Maintenance Program ("HMP") which is necessary to maintain the Equipment in accordance with its specifications and to keep the same in good working order and operating condition as described in the Orders BAM may from time to time place hereunder.

          1.2 Equipment maintained hereunder shall include Equipment ordered under this Agreement, and Metawave's equipment acquired from other sources which has been maintained to Metawave's specifications, inspected by Metawave and refurbished, as necessary, to specifications by Metawave at Metawave's published rates.

          1.3 Metawave shall make available to BAM, prior to commencement of HMP, at Metawave's published rates, documentation to facilitate installation, operation and preventive and remedial maintenance. If the originally produced documentation is changed as a result of the application of an engineering change to a field installation, BAM shall be provided with the updated documentation at no charge.

          1.4 Pursuant to the terms of this Agreement, Metawave shall provide BAM with Metawave owned or licensed diagnostic software which is made available by Metawave for commercial use and which is necessary for BAM's maintenance of the Equipment.

2.        FORM OF ORDER

          Each Order for maintenance Related Services or HMP shall contain the following:

          (1)  Date of Order and Order Number;

          (2)  The incorporation by reference of this Agreement;

          (3)  The billing and Equipment location addresses;

          (4) The required commencement dates for maintenance Related Services, and the length of term for such Related Services;

          (5) The name and telephone number of the BAM contact person regarding the coordination of the activities;

          (6) A detailed list of the Equipment to be maintained. Such list is to include serial number, quantities, model numbers, features, descriptions and maintenance charges; and

          (6) Any other special terms and conditions that are not provided for elsewhere in the Order or this Agreement.

3.        AVAILABILITY OF MAINTENANCE AND SPARE PARTS

          3.1 Metawave shall assist BAM in determining BAM's requirements for an inventory of spare parts by providing BAM with a standard spare parts list and the current usage statistics for such parts.

          3.2 Metawave shall make available to BAM spare parts and HMP for a period of not less than [***] from the date of the each Order. The price for such spare parts and HMP will be listed in Metawave's published rates. If subsequent to such [***] period Metawave no longer makes available a spare part, Metawave shall notify BAM one (1) year in advance of its decision to discontinue the spare part. If during the seven (7) year period, Metawave fails to provide such HMP or spare parts or is unable to obtain an alternate source acceptable to BAM, then such inability shall be deemed noncompliance with this Agreement. In addition to the other rights and remedies BAM may have at law and equity under this Agreement, BAM shall have the right to require Metawave, without charge, to provide technical information and any other rights to allow BAM to obtain such HMP and spare parts through its own manufacture or contracts with other vendors.

          3.3 The technical information noted above shall include, but is not limited to: (a) manufacturing drawings and specifications of raw materials and components comprising such parts; (b) manufacturing drawings and specifications covering special tooling and the operation thereof; (c) a detailed list of all commercially available parts and components purchased by Metawave on the open market disclosing the part number, and name and location for the purchase thereof; and (d) one (1) complete set of equipment diagrams and maintenance procedures.

          3.4 Metawave shall provide spare parts on an emergency basis to BAM through Metawave's field service channels upon request on an overnight basis. Such parts may be new or refurbished parts and may be exchanged at Metawave's standard exchange rates.

          3.5 Throughout the warranty period, Metawave shall repair or replace, and return to BAM within thirty (30) days defective parts which are shipped to Metawave. The estimated cost of repair shall be specified at the time the request for repair is made by BAM. If during the repair of the part Metawave determines that the cost of repair will deviate by ten percent (10%) or more from the estimate, Metawave shall notify BAM. If a part is deemed irreparable, Metawave shall notify BAM.

          3.6 The Party shipping any part under this Section 3 shall bear the cost of transportation and risk of loss.

          3.7 Metawave shall use only new parts or parts of equal quality and operating specifications in performing maintenance. Parts that are removed and replaced shall become the property of Metawave. All parts placed into operation shall become the property of the owner of the Equipment.

4.        METAWAVE RESPONSIBILITIES FOR TYPE 1 EMERGENCY

          4.1 During the warranty period or subsequent HMP, Metawave shall provide telephone support for Type 1 Emergencies during Metawave's normal hours of operation. Type 1 Emergencies are defined as those incidences that are non-Service affecting. Response time shall be within one (1) hour from the time BAM makes contact with Metawave. Telephone support shall include, but not be limited to: engineering change information, diagnostic error interpretation, diagnostic updates information, etc. Metawave shall provide BAM with the procedure and name of the responsible contact for providing requested telephone support.

          4.2 If required, Metawave shall respond to an emergency repair request for Type 1 Emergency by dispatching qualified personnel within twenty-four (24) hours of the time the request is placed with Metawave. Metawave shall make available such technical support for Type 1 Emergencies during Metawave's normal hours of operation.

5.        METAWAVE RESPONSIBILITIES FOR TYPE 2 EMERGENCY

          5.1 During the warranty period or subsequent HMP, Metawave shall provide telephone support for Type 2 Emergency on a twenty-four (24) hour per day basis, seven (7) days a week. Type 2 Emergencies are defined as those incidences that prohibit or severely limit BAM's ability to provide services. Response time shall be within one (1) hour from the time BAM makes contact with Metawave. Telephone support may include, but not be limited to: engineering change information, diagnostic error interpretation, diagnostic updates information, etc. Metawave shall provide BAM with the procedure and name of the contact responsible for providing requested telephone support.

          5.2 If required, Metawave shall respond to an emergency repair request for Type 2 Emergencies by dispatching qualified personnel within eight
(8) hours of the time the request is placed with Metawave. Metawave shall make available technical support for Type 2 Emergencies twenty-four (24) hours per day, seven (7) days a week.

          5.3 On all requests for Type 2 Emergencies, Metawave shall provide continuous effort until the Equipment is restored to operational condition. Metawave's escalation guidelines as specified in Section 15 of this Article 3 (Escalation Guidelines) shall apply from the time the Metawave's representative arrives at BAM's site.

6.        BAM's RESPONSIBILITIES

          6.1 Unless otherwise requested of Metawave by BAM, BAM shall perform all preventive and remedial maintenance.

          6.2 BAM shall maintain, at BAM's site or within a convenient distance, an inventory of spare parts including tools, documentation, diagnostics, and test equipment for all Equipment covered hereunder and shall continually replenish the inventory based upon, but not necessarily in conformity with, Metawave's recommended level. Access to and use of the parts shall be provided to Metawave when providing HMP hereunder.

7.        ON-SITE MAINTENANCE

          7.1 BAM may order dedicated On-Site field engineers at Metawave's published rates. These rates shall be provided to BAM upon request.

          7.2 On-Site maintenance coverage shall include for the charge specified in the Order, any time during a consecutive ten (10) hour period, daily, Mondays through Fridays, excluding New Year's Day, Washington's Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Unless otherwise specified in that Order, such ten (10) hour period shall be from 7:00 a.m. to 5:00 p.m. local time, with one (1) hour for lunch normally taken between 12:00 noon and 1:00 p.m.

          7.3 On-Site maintenance coverage may be extended to include additional time periods and weekends at an additional charge and may be increased to twenty-four (24) hours a day seven (7) days a week for three hundred sixty-five 365 days a year.

          7.4 Any absences from the shift described herein shall be by mutual agreement prior to such absences with credit on invoices for such absences. For any extended absences such as during vacation periods, Metawave agrees to assign an alternate resident field engineer for the duration of such absences.

          7.5 Additional temporary support personnel shall be sent to support the resident field engineer when this requirement is deemed necessary to assure continued efficient operation.

          7.6  On-Site maintenance coverage shall be at the direction of BAM.

          7.7 The coverage period for On-Site maintenance may be changed by BAM upon thirty (30) days prior notice to Metawave, subject to the terms of Section
7.2 of this Article.

8.        NOTIFICATION AND RESPONSE

          8.1 Metawave shall furnish its designated point of contact to enable BAM to promptly notify Metawave of the need for maintenance.

          8.2 Metawave shall provide continuously updated charts on its maintenance organization up to and including the national support level. Such charts shall include twenty-four (24) hour contact information.

9.        MAINTENANCE TERM AND MAINTENANCE CHARGES

          9.1 Metawave's HMP is included in the purchase Price of each piece of Equipment purchased by BAM and shall extend throughout the duration of the Warranty Period, as set forth in Section 13.2 of Article 1 ("Initial HMP"). Following the expiration of the Initial HMP, BAM has a choice of (i) subscribing to Metawave's HMP on an annual basis pursuant to the terms herein and at the HMP fees set forth in Schedule A ("Extended HMP") for the duration of the term of the Agreement and thereafter at Metawave's then current HMP fees, or (ii) having defective Field Replaceable Units ("FRUs") repaired or replaced with refurbished FRUs at Metawave's then current repair rates.

          9.2 The HMP charge set forth in Schedule A is not subject to increase during the initial maintenance term. Thereafter the HMP charge is subject to change by Metawave upon ninety (90) days prior written notice to BAM; provided, however, that such HMP unit charge shall not be increased more than once in any twelve (12) month period and in no event shall any increase exceed five percent (5%) of the HMP unit charge applicable to the preceding year.

          9.3 Metawave shall have no responsibility to repair or replace FRUs which have been repaired or altered in an unauthorized manner not in accordance with Metawave's Maintenance Program, or which have had the bar code, serial number, or other identifying mark modified, removed or obliterated through an intentional action by BAM. In the event that BAM sends a FRU to Metawave for which no defects or failures can be found, Metawave may invoice BAM at the then current fee for the services rendered during the evaluation process. Such charges shall only be rendered after three (3) such occurrences within a sixty
(60) day period.

10.       ENGINEERING COMPLAINTS

          10.1 Receipt of an engineering complaint from BAM shall be acknowledged by Metawave within fifteen (15) days. Such acknowledgment shall include the proposed resolution of the stated problem, or the date by when a solution might be expected. In the event that Metawave anticipates that the solution to the engineering complaint will exceed thirty (30) days, then Metawave shall issue biweekly progress reports to BAM, reporting actions taken and progress made during the reporting period. In addition, such reports will indicate the approximate date by which Metawave anticipates that the ongoing engineering complaint may be successfully resolved.

          10.2 In the event that the engineering complaint is marked service emergency, then Metawave agrees to exert effort which goes beyond that which is customarily provided to resolve engineering complaints. Metawave further agrees to provide status reports to BAM's Manager, Engineering/Inspection Coordination, as frequently as may be mutually determined.

          10.3 BAM's point of contact for all engineering complaint information and correspondence shall be BAM CTO, 180 Washington Valley Road, Bedminster, New Jersey 07921. All such engineering complaints should be directed to the numbers identified in 16.1 of this Article.

11.       ENGINEERING CHANGES

          11.1 Engineering changes which are (i) generally made available by Metawave to customers on the same Equipment provided hereunder and (ii) are intended to correct defects in the Equipment shall, with the consent of BAM, be made by Metawave to the Equipment at no charge. The administration and installation of engineering changes shall be accomplished by Metawave, unless otherwise agreed to by the Parties.

          11.2 Engineering changes which correct a safety defect shall be made as soon as possible at no charge. Metawave shall notify BAM of any such safety defect and recommended interim safety measure to be taken.

          11.3 Any change occurring in BAM peripheral equipment and infrastructure which affect the form, fit or function of the supplied Equipment (e.g. engineering changes or adjustment to the Products that may be required by BAM) shall be addressed by Metawave within thirty (30) days following written notification by BAM. Depending on the nature and scope of such change, Metawave will advise BAM of lead-time and any costs, if necessary, to provide engineering changes.

12.       EQUIPMENT NON-PERFORMANCE CREDIT

          If any Equipment furnished by Metawave hereunder for commercial service experiences Equipment non-performance period(s) due to malfunction of Equipment as specified below, the credits contained in this Article 3, Section 12, shall apply to BAM's HMP monthly maintenance charge. If the Equipment is operating at less than [***] call processing capacity, (as measured by traffic usage over the previous thirty (30) day period) (i) for any eight (8) consecutive hour period or (ii) for a more than twenty-four (24) total hours in any thirty (30) day period, then Metawave shall grant BAM a credit against the HMP monthly maintenance charge for each such hour in the amount of [***] of the monthly maintenance charge for such defective Equipment. An Equipment non-performance period shall begin upon BAM's notification to Metawave and shall end when the Equipment has achieved [***] call processing capacity. BAM shall issue a debit memorandum and associated documentation to Metawave reflecting the amount of such credit. The Equipment non-operational periods shall be for periods of time directly caused by the non-performance of the Equipment. Any non-performance caused by third party equipment, force majeure or other events outside the control of Metawave shall not be counted toward non-operational periods. If BAM receives a credit under this Article III, Section 12, for a particular non-performance period, then BAM shall not be eligible to receive a credit under Article IV, Section 12.7. If the non-performance is caused by both Equipment nonperformance and Software nonperformance, BAM shall receive the higher credit.

13.       REMEDIES FOR EQUIPMENT FOR FAILURE TO MEET OPERATIONAL LEVEL

          If any Equipment maintained hereunder fails to perform at an operational level of as defined in Article III, Section 12, during two (2) consecutive calendar months, BAM may, at its option, require Metawave to within thirty (30) days after notification to Metawave, replace such Equipment at no additional cost to BAM. Any Equipment that cannot be restored to good working order and operating condition shall be removed at Metawave's expense.

14.       WARRANTY

          14.1  In lieu of the warranty period specified in Section 13 of
Article I (Warranties), the warranty period for spare parts under this Article III shall be for ninety (90) days from the date shipment to BAM.

          14.2 Metawave's responsibility under this warranty shall be to either replace or repair the defective spare part.

15.       ESCALATION GUIDELINES

          Metawave shall endeavor to initiate support within the specified response time. If the trouble has not been corrected within twenty-four (24) hours after the request for support, the trouble shall be escalated to Metawave's engineering laboratories. No charge will be made for any escalation.

16.       PROCEDURES FOR METAWAVE'S HMP

          16.1  Metawave's Customer Support
                Customer Support can be reached by call the following numbers:
                Domestic phone:  888-642-2455
                International phone:  425-702-6550

          16.2  Return Material Authorization (RMA)

          BAM must contact Customer Support via telephone, e-mail or fax to obtain a Return Material Authorization (RMA) number. Metawave may return shipments without a RMA number to the BAM unrepaired and at BAM's expense. The RMA number must be clearly written on the outside of the package. A RMA number will not be issued until an Order is provided for the repair price for those items not covered under warranty.

          16.3  Return Address

                All Field Replaceable Units (FRUs) must be shipped to:
                Metawave Communications Corporation
                10735 Willows Road N.E.
                Redmond, WA 98073-9769 USA
                c/o BAM Returns

          16.4  Packing Instructions

          BAM must pack all returned equipment in a manner no less protective to such Equipment than the manner in which Metawave packages similar equipment.

          16.5  Repair Purchase Orders

          Repair purchase orders are required in the following instances:

          When BAM returns out of warranty FRUs for repair; or

          When Metawave sends pre-exchange FRU to BAM prior to the defective FRU being received by Metawave, and if defective FRU is not received within five (5) days of shipment of replacement FRU.

          Under these circumstances, a facsimile copy of the purchase order may be transmitted to Metawave and followed up by a confirming hard copy in the mail.

          16.6  Expedite Service

          In an emergency situation that requires an expedited shipment, Metawave offers Expedite Services upon BAM's request at no additional charge except that BAM shall pay for additional expedite freight charges, if any. If the HMP has expired, such expedite service will carry an additional fee of $300 plus freight charges (plus the price of FRU if out of warranty) per FRU.

          16.7  Invoices and Payment

          Invoices are payable in accordance with the terms of the Agreement between Metawave and BAM. In the event pre-exchanged FRU's are not returned by BAM to Metawave within five (5) days then Metawave shall invoice BAM for the amount of the exchanged FRU's.

          16.8  Duties and Taxes

          All duties, customs clearance fees and any and all taxes will be the responsibility of the Customer.

          16.9  Non-compliance

          Failure to comply with any of the procedures may result in delay or non-delivery of the FRUs.

                                  ARTICLE IV

                      TERMS AND CONDITIONS APPLICABLE TO
                 ANY PURCHASE THAT INCLUDES LICENSED SOFTWARE
                      AND/OR SOFTWARE MAINTENANCE SERVICE


1.        SCOPE

          Metawave shall provide to BAM Metawave's Software and Related Services as described in Orders BAM may from time to time place hereunder.

2.        DEFINITIONS

          Terms which are capitalized have the meanings set forth below or, absent definition herein, as contained in the Agreement.

          2.1 "Feature" refers to an innovation or performance improvement to Software that is made available to all users of the current Software release. Features are licensed to BAM individually and may be at additional cost.

          2.2 "Major Release" indicates a new version of Software that adds new Features (excluding Optional Features) or major enhancements to the currently existing release of Software.

          2.3 "Point Release" indicates a modification to Software resulting from planned revisions to the current release, or corrections and/or fixes to the current release of Software.

          2.4 "Software Patch" refers to software that corrects or removes a reproducible anomaly or "bug" in an existing Major Release.

3.        FORM OF ORDER

          Each Order for Software and Related Services shall contain the following:

               (1)  Date of Order and Order Number;

               (2)  The incorporation by reference of this Agreement;

               (3)  The incorporation by reference of additional specifications;

               (4) If, applicable, a detailed list of the Software or Related Services that are required. Such list is to include quantities, descriptions, specifications, prices, charges, and discounts;

               (5)  The billing and delivery addresses;

               (6) The required dates for delivery and installation of the Software, commencement dates for licenses or Related Services, and the length of term for licenses or Related Services;

          (7) The name and telephone number of the BAM person to contact regarding the coordination of activities; and

          (8) Any other special terms and conditions that are not provided for elsewhere in the Order or this Agreement.

4.    LICENSE

      4.1 Metawave grants to BAM a non-exclusive, nontransferable license, except as otherwise provided herein, for the use including remote access usage of Metawave's Software ordered hereunder, to routinely operate and monitor the Equipment with which the Software was delivered. During the warranty period, all purchased future releases, patches, fixes, corrections, enhancements, improvements and updates relating to such Software are included. Thereafter, all such fixes and enhancements shall be made available to BAM under Metawave's Software Maintenance Program as described herein. Remote access functionality requires the purchase of the Remote Software option.

      4.2 With each license of Software ordered hereunder, Metawave shall provide BAM documentation which either is provided by Metawave to any of its other customers for the Software or is reasonably necessary to enable BAM to adequately use such Software. Documentation shall comply with commonly accepted industry standards with respect to content, size, legibility and reproducibility.

      4.3 BAM shall have the right to reproduce all documentation including all machine-readable documentation for the Software, provided that such reproduction is made solely for BAM's permitted use hereunder. Any such reproductions shall include any copyright or similar proprietary notices contained on the items being reproduced.

      4.4 Metawave warrants that it has the sole and exclusive right to grant the licenses ordered thereunder.

      4.5 No title or ownership rights to the Software or any of its parts, including documentation, except as provided herein, is transferred to BAM.

      4.6 BAM acknowledges that it is the responsibility of BAM to take reasonable measures to safeguard Software and to prevent its unauthorized use, distribution, or duplication.

      4.7 BAM shall not reverse engineer, decompile, disassemble, or modify the Software or any portion thereof.

5.    LICENSE TERM

      5.1 The license term for Software shall commence on the date of acceptance for the Initial Order and upon shipment for all other Orders of the

Equipment and Software and shall continue perpetually or until canceled or terminated as provided herein.

          5.2 BAM may terminate the license term of any Software by giving Metawave thirty (30) days prior written notice. Termination of such license term shall also automatically terminate any maintenance Related Services for such Software.

          5.3 Metawave may terminate the license granted hereunder if BAM is in material default of any of the terms and conditions of this License Agreement and such termination shall be effective if BAM fails to correct such default within sixty (60) days after written notice thereof by Metawave.

          5.4 In the event that BAM is required to return the Software, pursuant to the Agreement or in the event that BAM returns the Equipment, this license shall terminate immediately upon such return of the Software or Equipment to Metawave.

          5.5 Within one (1) month after termination of the license granted hereunder, BAM shall furnish to Metawave a document certifying that through its best efforts and to the best of its knowledge, the original and all copies in whole or in part of all Software, in any form, including any copy in an updated work, have been returned to Metawave or destroyed.


6.        LICENSE FEE

          6.1 The Software licensing fees for the most current versions of the Software (available at the time of purchase of Equipment) are included in the purchase price of the Equipment. Software Updates are available under the Software Maintenance Program described herein for additional licensing fees.

          6.2 If the license term is not perpetual, the license fee set forth in the Order is not subject to increase during the first year. Thereafter, the license fee may be changed by Metawave following the end of the initial license term upon ninety (90) days prior written notice to BAM; provided, however, that such license fee shall not be increased more than once in any twelve (12) month period and in no event shall any increase exceed [***] of the license fee applicable to the preceding year.

7.        SOFTWARE DELIVERY

          7.1 Metawave shall deliver the Software complete and in accordance with BAM's instructions, if any, with transportation charges paid by Metawave. Metawave shall deliver the Software in sufficient time to meet the required delivery date. BAM may delay the delivery of the Software by giving the Metawave notice prior to shipment. BAM shall arrange and pay for transportation for Software required to be returned to Metawave under this Agreement.

          7.2 If Metawave fails to complete such delivery of Software ordered by BAM on or before the ordered delivery date, BAM may either cancel the Order or extend such ordered installation date to a subsequent date. If BAM elects to extend

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the ordered installation date, the Parties agree that BAM will be damaged in an amount difficult to determine with certainty. Therefore, Metawave agrees to pay BAM as a late delivery charge, and not as a penalty, an amount equal to [***] of the purchase price for that Software Feature for each week, or part thereof, of delay occurring after the ordered delivery date originally specified. Such late delivery charge shall not accrue beyond twelve (12) weeks of delay and shall take the form of a credit against the purchase price of the Software or any future Software in favor of BAM.

8.        RISK OF LOSS

          8.1 Metawave shall bear the risk of loss of or damage to the Software during shipment. Metawave shall promptly replace such Software when lost or damaged at no additional charge.

          8.2 BAM shall bear the risk of loss or damage to the Software media or documentation in its possession. Metawave shall promptly replace the Software, Software media or documentation when lost or damaged at the charge for the media or documentation. No additional license fee will be charged for replacement of the Software.

9.        INSTALLATION

          Metawave shall install the embedded Software on the Equipment specified on the Order, perform its standard test procedures and prepare the Software required for Commissioning. With respect to the Initial Order, when Metawave certifies that the Software has passed all of Metawave's acceptance testing, the Software shall be certified as ready for BAM's acceptance testing, in accordance with Article V.

10.       NEW RELEASES

          10.1 During the warranty period and if BAM elects to purchase Software Maintenance, new versions of any Software to be provided as a generic release common to all licensees of such Software, shall be supplied at the prices specified in Schedule A or at Metawave's then current published rates.

          10.2 Metawave shall support the current Major Release and associated Point Releases and Features for a minimum period of two (2) years after the issuance of such Software. However, any support provided for Software older than two (2) years from the issue date may be on a time and material basis. An Order is required to render such service.

11.       SOFTWARE MAINTENANCE

During the warranty period and if BAM elects to purchase Software Maintenance the following shall apply:

          11.1 Metawave shall provide maintenance described herein including error corrections, upgrades and modifications to keep the Software in good working order and operating condition or to restore such Software to good working order and operation condition.

          11.2 BAM will be responsible for problem identification of reproducible Software malfunctions. In the event of any such Software malfunction, BAM shall notify Metawave promptly of the failure through calling Metawave's Customer Support.

          11.3 Metawave shall provide a telephone contact point to which BAM can notify Metawave of the need for maintenance Related Services twenty-four
(24) hours per day, seven days (7) per week. Within one (1) hour of notification, a trained, knowledgeable, technically qualified Metawave representative will respond. Such response will serve to acknowledge receipt of notification and to obtain a verbal description of the nature of the need for maintenance Related Services.

          11.4 Metawave shall correct any and all errors in the Software in accordance with this Section 12. For major errors substantially effecting Equipment performance, Metawave shall continue error correction activity on a twenty-four (24) hour basis until a permanent correction is made. If Metawave determines that such errors cannot be corrected within twenty-four (24) hours, Metawave shall immediately initiate an escalation procedure to:

                (1) Immediately assign sufficient skilled personnel to correct the error; and

                (2) Immediately notify Metawave management personnel that such error has not been corrected and that the escalation procedure has been activated; and

                (3) Metawave will provide verbal status reports on errors at intervals of not less that twice per day to BAM on the status of each error correction.

          11.5 BAM shall provide Metawave, at the time of the notification, data required by Metawave to properly analyze the error condition and to provide the proper resolution.

          11.6 Metawave shall give notice, on each error reported, to all BAM locations of Software upon receipt by Metawave and error corrections will be transmitted to all such locations.

          11.7 If any Equipment furnished by Metawave hereunder experiences non-performance periods due to malfunction of the Software, as specified below, the credits contained herein shall apply to BAM's Software monthly maintenance charge. If the Equipment is operating at less than fifty percent (50%) call processing capacity (as measured by traffic usage over the previous thirty (30) day period), (i) for any eight (8) consecutive hour period or (ii) for a period more than twenty-four (24) hours in any thirty (30) day period, then Metawave shall grant BAM a credit against the Software monthly maintenance charge for each such hour in an amount of one-half (1/2) of one percent (1%) of the monthly Software maintenance charge for such defective Equipment. A non-performance period shall begin upon BAM's notification to Metawave and shall end when the Equipment has achieved ninety percent (90%) call processing capacity. BAM shall issue a debit memorandum and associated documentation to Metawave reflecting the amount of such credit. The Equipment non-operational periods shall be for periods of time directly caused by the non-performance of the Software on the Equipment. Any non-performance caused by third-party equipment or software, force majeure or other events outside the control of Metawave shall not be counted toward non-performance periods. If BAM receives a credit under this section, for a particular non-performance period, then BAM is not able to receive a credit under Article III,
Section 12.

          11.8 Unless requested by BAM or necessary to correct performance failures or degradation, Metawave shall introduce maintenance releases no more than once per calendar quarter. Such maintenance releases shall include program code changes and revised documentation necessitated by correction of such error condition. Maintenance releases shall include improvements and updates relating to the Software which are developed by Metawave. Metawave shall notify BAM the expected date of release and the error corrections or improvements to be included.

12.       SOFTWARE MAINTENANCE CHARGE

          12.1. The annual charge for Software Maintenance is specified in the Price List attached hereto as Schedule A. Metawave's Software Maintenance is included in the purchase Price of each piece of Equipment purchased by BAM and shall extend throughout the duration of the Warranty Period, as set forth in the Warranty section of the Agreement. Thereafter, Software Maintenance is provided by Metawave to BAM pursuant to the terms herein and is included in the Software Maintenance charges set forth in Schedule A for a period of 12 months. Any Software provided to BAM during the term of the Software Maintenance will be provided pursuant to this Software License Agreement.

          12.2 The Software maintenance charge is not subject to increase during the first twelve months following the commencement of such charge. The Software maintenance charge is subject to change by Metawave following the end of such twelve (12) month period upon ninety (90) days prior written notice; provided, however, that such Software maintenance charge shall not be increased more than once in any twelve (12) month period and in no event shall any increase exceed [***] of the Software maintenance charge applicable to the preceding year, for like volumes of Equipment. The total increase for Software Maintenance charges shall not exceed [***] for the term plus any subsequent renewal term for like volumes not to exceed [***] per market system per year as defined in Schedule A.

          12.3 During the term of Software Maintenance, all Major Releases, Point Releases, Software Patches and standard Features made generally available by Metawave shall be available to BAM at no additional charge. BAM shall promptly install such Software.

          12.4 Optional Features and certain significant enhancements shall be made available to BAM at an additional charge and are not include in the price of Software Maintenance.

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

          12.5 Certain optional Features shall be sold on a per-unit basis and may have price levels that reflect unit capacity.

13.       TERMINATION OF MAINTENANCE

          13.1 BAM may terminate maintenance for Software by giving Metawave thirty (30) days prior written notice.

          13.2  Metawave may terminate maintenance for Software by providing one
(1) year prior notice of its intent to terminate. In such event, Metawave shall furnish the latest version of Software object code, operating and design documentation, training material and any other necessary information to enable BAM to maintain and enhance such Software or to contract with others for such work.

14.       OBJECT CODE AND TECHNICAL DOCUMENTATION

          In the event Metawave becomes insolvent, ceases to carry on business on a regular basis or fails to perform its maintenance obligations herein, Metawave shall furnish the latest version of Software object code, operating and design documentation, training material and any other necessary information to enable BAM to maintain and enhance such Software or to contract with others for such work.

15.       RELOCATION OF SOFTWARE

          BAM may redesignate the location at which the Software will be used, and shall notify Metawave of the new location and the effective date of the relocation. Concurrent operation of the Software at a second location for a period not to exceed ninety (90) days to achieve uninterrupted operation and orderly cut over shall not require an additional license.

16.       ENHANCEMENT OF SERVICES

          16.1 BAM may request Metawave to make changes to the Software. Such requests will describe in detail the changes to the Software desired by BAM.

          16.2 Metawave will respond within sixty (60) days of receipt of such request, and if the response indicates a development cost to BAM, such response shall provide estimates of time and costs to develop the change described in the request.

          16.3 BAM, at its option, may provide Metawave authorization to proceed with the work described in Metawave's response by placing an Order.

17.       SOFTWARE EVALUATION

          17.1 Metawave, at no charge, will provide new Software features and functionality on a trial basis to allow BAM to evaluate the applicability of such Software to its business needs and purposes.

                (1) BAM shall issue an Order to Metawave in accordance with this
                    Agreement.

                (2) The term of the evaluation shall be thirty (30) days unless otherwise stated in the Order.

                (3) BAM shall use the Software provided under this Section 18for the sole purpose of evaluation. Use of the Software for evaluation shall not obligate BAM to license Software for future use.

          17.2 BAM shall promptly return the Software and accompanying documentation to Metawave upon completion of the evaluation period or shall notify Metawave of its intent to license the Software. If BAM intends to license such Software, BAM shall issue an Order.

          17.3 BAM shall not duplicate the Software, any portion thereof, or any associated documentation, unless necessary for the evaluation.

18.       SOFTWARE VIRUS PROTECTION

          18.1 Metawave represents and warrants to BAM that the Software provided to BAM by Metawave does not contain or will not contain any Self-Help Code or any Unauthorized Code (defined below).

          18.2 As used in this Agreement, "Self-Help Code" means any back door, "time bomb", drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than a licensee of the program. Self-Help Code does not include software routines in a computer program, if any, designed to permit the licenser of the computer program (or other person acting by authority of the licensor) to obtain access to a licensee's computer system(s) (e.g., remote access via modem) for purposes of maintenance or technical support.

          18.3 As used in this Agreement, "Unauthorized Code" means any virus, Trojan horse, worm, or any other software routines or hardware components designed to permit unauthorized access to disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions. The term Unauthorized Code does not include Self-Help Code.

          18.4 Metawave shall remove promptly any such Self-Help Code or Unauthorized Code in the Software of which it is notified or may discover.

          18.5 Metawave shall indemnify BAM against any loss or expense arising out of any breach of this warranty.

                                   ARTICLE V

                               ENTIRE AGREEMENT


1.   ENTIRE AGREEMENT

     1.1 This Agreement, together with all Orders, Articles, and subordinate documents incorporated by reference and all descriptions, drawings, specifications, and other literature published by Metawave in connection with or in contemplation of any Order or of this Agreement shall constitute the entire agreement between the Parties with respect to the subject matter.

     1.2 This Agreement may not be modified except by an instrument in writing signed by a duly authorized representative of each of the Parties.

2.   SIGNATURES

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives.


Cellco Partnership                       Metawave Communications Corporation
by Bell Atlantic Mobile, Inc.
its managing general partner

    /s/ Richard J. Lynch                      /s/ Robert H. Hunsberger
By:______________________________        By:______________________________
                                                  Robert H. Hunsberger
Richard J. Lynch                         Name:____________________________
                                                  President and CEO
Executive VP & CTO                       Title:___________________________
        12/16/1999                                12/20/1999
Date:_____________________________       Date:____________________________

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

                                  Schedule A


1.   Product Pricing Summary

     The prices shown below are fixed and net of all discounts. They are in consideration of BAM's commitment and are applicable up to 200 SpotLight Systems.

[***]

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[***]
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